Exhibit 10.5

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release, dated as of the last date on the signature page hereto (this “Agreement”), is by and between Daily Journal Corporation (the “Company”) and Tu To (“you”). In connection with the end of your employment with the Company, the Company and you hereby agree as follows:

1.    Separation. You and the Company hereby mutually and irrevocably agree that your employment with the Company and its subsidiaries will end on January 15, 2026 (the “Separation Date”). You also agree to, and hereby do, resign from all of your officer titles at the Company and its subsidiaries effective on the Separation Date. The Company will pay to you your regular wages up through the Separation Date, and will pay out any unused paid-time-off, on the Separation Date.

2.    Special Milestone Bonuses. In recognition of your critical role in several upcoming projects, your retirement timeline shall be tied to the achievement of the following five milestones, with a bonus of Fifteen Thousand Dollars ($15,000) payable upon the timely completion of each milestone: (i) DJC NetSuite Implementation Go-Live; (ii) Completion of Q4 Close; (iii) October Close in NetSuite; (iv) 10-K Filing and Audit Completion; and (v) November Close in NetSuite. Accordingly, if all five milestones are achieved, you will have received a total bonus amount of Seventy-Five Thousand Dollars ($75,000). You agree to use your best efforts to actively assist in the completion of these milestones and not take any actions intended to hinder, delay, or otherwise interfere with their timely completion. Notwithstanding the foregoing, you shall not be held responsible, nor shall your eligibility for the associated bonus be adversely affected, for delays or failures to meet any milestone that arise due to circumstances beyond your reasonable control.

3.    Additional Compensation. In consideration of and conditioned upon your execution and performance of this Agreement, including without limitation your execution, delivery and non-revocation of the Release of Claims attached as Exhibit A on the Separation Date (the “Release”), the Company will provide you with each of the following, which you acknowledge you are not otherwise entitled to receive:

a.    a lump-sum amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00 USD), representing a retroactive pay increase at the rate of Fifty Thousand Dollars ($50,000.00 USD) per year for 3.5 years, in recognition of your increased responsibilities as Chief Financial Officer, will be paid to you, net of withholdings, promptly following the end of the Revocation Period (as defined below); and

b.    each of your Daily Journal Corporation Consolidated Unit Certificates (your “Units”) will remain outstanding as if you were 65 years of age on the Separation Date, with your Units to otherwise operate and expire in accordance with their terms and schedules, and with payments, if any, to be made to you, net of withholdings, when made to other employees of the Company and its subsidiaries holding units; and

c.    the Company will pay for its usual portion (on a percentage basis) of your medical and dental plan COBRA premiums (individual employee only) through the end of April 2027; and

d. a bonus for fiscal year 2025 of $40,000.

4.    No Further Payments or Benefits; Retirement. You acknowledge that (a) you are not entitled to any payments, wages, bonuses, benefits, insurance coverage or other compensation from the Company except as specifically set forth above, and (b) upon payment of your wages and unused paid-time-off, you will have been paid all amounts that the Company is required to pay you. You represent and warrant that you have no unpaid reimbursement requests, and any such requests after the date hereof shall be promptly submitted to the Company’s Chief Executive Officer in advance of the Separation Date. Assuming compliance with the terms of this Agreement and the execution, delivery and non-revocation of the Release, the termination of your employment shall be characterized as a retirement.

5.    General Release. You hereby agree to execute and deliver the Release of Claims set forth on Exhibit A on the Separation Date, and you understand that your failure to do so, or your revocation of the Release during the Revocation Period, means the Company will have no obligations to you under Sections 3 or 4 this Agreement.

6.    Confidentiality and Non-Disparagement. You agree that you shall keep absolutely confidential and shall not disclose any of the information you learned during the course of your employment about the Company or its businesses, financial matters, strategies or otherwise, except for information that is in the public domain (other than as the result of unauthorized disclosure) or that you are required to disclose by law, and nothing in this Agreement prevents you from disclosing information about unlawful acts in the workplace, such as discrimination or sexual harassment, or any other conduct that you have reason to believe is unlawful. Without limiting the foregoing, you agree that you will not use any of the Company’s trade secrets or other confidential information to solicit or induce any person to cease, diminish or not commence a business relationship with the Company, its subsidiaries or their affiliates. In addition, you agree not to make any statement or representation that disparages or otherwise harms the reputation, goodwill or commercial interests of the Company or its subsidiaries, or any of their directors, employees, agents or affiliates.

7.    Understanding and Representation. You understand that you will continue to be bound by that certain Employee Confidentiality Agreement, [dated March 1, 2014], to the extent set forth therein (the “Employee NDA”). You hereby agree to return to the Company all of its property on or before the Separation Date, and that you will not retain any copy of any of the Company’s information, electronically or in paper form. Furthermore, you understand that a material breach of the Employee NDA or these covenants would mean that the Company will no longer be obligated to provide you with the consideration specified in Section 3 above, and that regardless of whether that consideration (or any other consideration hereunder) has already been provided, the Company may seek damages against you.

8.    No Admission of Obligations or Wrongdoing. The Company and you understand and agree that neither this Agreement nor anything in it shall be considered as any admission by the Company or you of any preexisting obligation or improper conduct whatsoever. Both parties deny any such obligations or improper conduct.

9.    Governing Law; Arbitration. This Agreement is governed by federal law and the laws of the State of California. You and the Company agree that any disputes between you and any of the Company Releasees (as defined in Exhibit A), whether initiated by you or a Company Releasee, will be resolved by binding arbitration. The arbitration shall be conducted in Los Angeles pursuant to the JAMS arbitration rules applicable to employment disputes. The arbitrator shall have the power to grant all of the same relief as a court and will issue a written decision. In any such arbitration, you and the Company Releasee(s) at issue shall bear each of your own costs and attorney fees, provided that the arbitrator may award fees and costs consistent with applicable law. The Company will pay the unique costs of arbitration, including without limitation the arbitrator’s fees. By agreeing to this provision, you and the Company Releasees are giving up your respective rights to a jury trial in court as well as your right to pursue claims on a class or collective basis.

10.    Acknowledgments; Amendment. You have read this Agreement and understand its contents. You acknowledge that you have had 21 days to consider this Agreement and the Release, and to decide whether to sign them, although you may have decided to sign this Agreement sooner. The Release may not be signed until the Separation Date, and then you have 7 days following its delivery to the Company to revoke it (the “Revocation Period”), with the Release not becoming effective or enforceable until the Revocation Period has expired. You agree that you are signing this Agreement voluntarily. You understand that this Agreement supersedes all prior discussions and agreements between you and the Company, whether oral or in writing, related to the subject matter hereof, other than the Employee NDA, which remains in effect. You have been advised, and are being advised, to consult with an attorney before executing this Agreement. You and the Company each agree that this Agreement may be amended only by a written agreement signed by each of us.

11.    Protected Activity. You understand that nothing in this Agreement shall in any way limit you from engaging for a lawful purpose in any Protected Activity. “Protected Activity” shall mean filing a charge or complaint with, or otherwise communicating, cooperating, or participating with any governmental agency; provided, however, you are agreeing to waive any right to economic recovery or other compensation with respect to any Protected Activity, other than “whistleblower” awards pursuant to the rules and regulations of the Securities and Exchange Commission. You understand that you are not required to obtain authorization from the Company prior to disclosing information to or communicating with such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. The Company does ask, however, that you take reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute the confidential, proprietary, trade secret, or other sensitive or protected information belonging to the Company, to anyone other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications.

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12.    Counterparts. This Agreement may be executed in counterparts and by the exchange of facsimile, PDF or electronic signatures (such as DocuSign).

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

Dated:	10/27/2025
Tu To

DAILY JOURNAL CORPORATION

Dated:	10/27/2025
Name: Steven Myhill-Jones
Title: Chairman and CEO

Exhibit A

Release of Claims (this “Release”)

General Release. In consideration for the promises contained in the Separation Agreement and Release (the “Agreement”), you hereby release and discharge the Company, its subsidiaries and each of their respective directors, employees, agents, contractors, shareholders, affiliates, attorneys, insurers, successors and assigns (collectively, “Company Releasees”) from any and all claims, expenses, contracts, demands, obligations, liabilities, actions, costs, debts and causes of action of every nature whatsoever, known or unknown, which have existed or now exist whether in law or equity which you have or had or may claim to have or had by reason of any and all matters from the beginning of time through the Separation Date, to the maximum extent permitted by applicable law. These include all claims or causes of action based on, or arising out of, any alleged wrongful termination, including a release of any rights or claims you may have under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, Section 1985(3) of the Civil Rights Act of 1871, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, analogous California laws, and any other federal, state or local law, regulation or common law against discrimination or relating to employment, wages, compensation, hours, exempt or non-exempt classification, or any other terms and conditions of employment. Also included within the Release are any claims or causes of action based on or arising out of any breach of contract, breach of implied covenant of good faith and fair dealing, misrepresentation, fraud, fraudulent inducement, defamation, infliction of emotional distress, discrimination or harassment based on any prohibited basis (including but not limited to race, national origin, marital status, sex, religion, sexual orientation or disability), libel, slander, impairment of economic opportunity, sexual harassment, retaliation, assault, battery, pain and suffering, violation of duty or any other tort.

Acknowledgement and Revocation. You acknowledge that you are waiving and releasing rights that you may have under the ADEA and any other federal, state or local statute, regulation, common law or contract relating to employment (or termination of employment) and that this Release is voluntary. You acknowledge that the consideration given for this Release is in addition to anything of value to which you are already entitled. You acknowledge that you have had at least 21 days to consider this Release and whether to sign it, and that you will have 7 days following the date of delivery to revoke it. You may revoke the Release during such 7-day period by delivering written notice of your revocation to the Company’s Chief Executive Officer no later than 5:00 pm Pacific Time on the seventh full day following the date of your execution thereof. If you deliver a revocation of this Release during such period, the Release will not become effective or enforceable, and the Company will have no obligations to you under Sections 3 or 4 of the Agreement.

Release of Unknown Claims. You acknowledge and agree that you are intentionally releasing claims that you do not know that you might have and that, with hindsight, you might regret having released. Thus, for the purpose of implementing a full and complete release of the Company and the other released parties, you expressly understand and agree that your release is intended to include in its effect, without limitation, claims and causes of action which you do not know of or suspect to exist in your favor and that your release extinguishes all such claims and causes of action. In this regard, you specifically and expressly waive and release all rights under the provisions of Section 1542 of the Civil Code of California, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

No Assignment. You have not assigned or given away any of the claims you are releasing, and you agree that this Release is a bar to bringing, asserting, inducing or assisting any such released claim.

Surviving Claims. This release does not release (i) any claims for payment of amounts payable under the Agreement in accordance with its terms, (ii) any rights you may have to indemnification by the Company or to directors and officers liability insurance coverage, (iii) any vested rights you may have under the Company’s healthcare benefit plans as a result of actual service with the Company, nor (iv) any claims that may not be lawfully waived.

Governing Law. This Release shall be governed by the laws of the State of California.

WHEREAS, this Release has been executed by you and delivered to the Company on the date set forth below.

Tu To

Date:

ACKNOWLEDGED AND AGREED:

Daily Journal Corporation

By: Name: Steven Myhill-Jones

Title: Chairman and CEO

Date: